                                                                    EXHIBIT 99.1


                                  PRESS RELEASE


                                                                 AUGUST 22, 2002


           BIOMARIN PHARMACEUTICAL INC. ACQUIRES GLYKO BIOMEDICAL LTD.

Toronto, Ontario - Glyko Biomedical Ltd. (TSE:GBL) announces the closing of the acquisition of all of the issued and outstanding shares of Glyko Biomedical by BioMarin Pharmaceutical Inc. (Nasdaq and Swiss SWX New Market: BMRN).

BioMarin's stockholders voted in favour of the transaction at its annual meeting of stockholders held on August 13, 2002, and Glyko Biomedical's shareholders voted in favour of the transaction by the requisite majority at a special meeting of shareholders held on August 15, 2002. On August 16, 2002, the Superior Court of Justice in Toronto, Ontario granted a final order approving the transaction.

BioMarin issued 0.3309 shares of BioMarin common stock in exchange for each Glyko Biomedical common share outstanding, representing in aggregate 11,367,617 shares of BioMarin common stock. Glyko Biomedical expects its common shares to be delisted from the Toronto Stock Exchange by the close of trading today.

Toronto Dominion Securities Inc. acted as financial advisor to Glyko Biomedical on the transaction.

SAFE HARBOUR

The risks associated with Glyko Biomedical's business are discussed in Glyko Biomedical's Annual Report on Form 10-K for the year ended December 31, 2001, and in subsequent quarterly reports on Form 10-Q. You are encouraged to read this information carefully.

This release contains both historical and forward-looking statements about the expectations, beliefs, plans, intentions and strategies of Glyko Biomedical. The ability of Glyko Biomedical to achieve its planned business objectives involves many risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relating to expectations about future events or results are based upon information available to Glyko Biomedical as of today's date. Glyko Biomedical does not assume any obligation to update any of these statements, and these statements are not guarantees of Glyko Biomedical.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

Glyko Biomedical files annual and quarterly financial statements, annual reports, annual information forms, management proxy circulars and other documents and information with the Canadian Securities Administrators in Canada and with the Securities and Exchange Commission in the United States. Glyko Biomedical's filings with the Canadian Securities Administrators are available to the public on the System for Electronic Document Analysis and Retrieval maintained by the Canadian Securities Administrators at www.sedar.com. You may read and copy any reports, statements or other information filed with the SEC by Glyko Biomedical at the SEC Public Reference Rooms at 450 Fifth Street NW, Washington, DC 20549 or at any of the SEC's other public reference rooms.


FOR FURTHER INFORMATION PLEASE CONTACT:
Joerg Gruber
Chairman
Glyko Biomedical Ltd.
44.20.7349.3100

or

John Kolada
Director and Secretary
Glyko Biomedical Ltd.
416.863.2400